EXHIBIT (h)(29)

                           , 2017

Turner Funds

1000 Chesterbrook Parkway
Berwyn, PA 19312-2414

Re:                             Extension of Advisory Fee Waiver Agreement

Ladies and Gentlemen:

Pursuant to Section 3 of the Advisory Fee Waiver Agreement, dated as of September 19, 2016 (the “Waiver Agreement”), between Turner Investments LLC (“Turner”) and Turner Funds (the “Trust”), Turner hereby consents to the extension of the Waiver Agreement until the earlier of: (i) January 31, 2018; or (ii) the approval of Advisory Fee (as defined in the Waiver Agreement) reductions by the Board of Trustees of the Trust.

Very truly yours,

TURNER INVESTMENTS LLC

By:
Name:
Title: